Exhibit 99.1

News Release

Newell Brands Elects Anthony “Tony” Terry to Board of Directors

ATLANTA, GA – December 1, 2023 – Newell Brands (NASDAQ: NWL) today announced that effective January 1, 2024, Anthony “Tony” Terry, recently retired Executive Vice President and Chief Financial Officer of Marriott Vacations Worldwide Corporation, has been elected to the company’s Board of Directors where he will serve as a member of the Audit Committee. With the appointment of Mr. Terry, the size of the company’s Board will increase from nine members to ten.

“We are pleased to welcome Tony to the Board as an independent director. He is a dynamic, results-driven leader with a strong track record of creating organizational value through strategic planning, collaboration and process improvement,” said Robert Steele, Chairman of the Board of Directors. “We look forward to partnering with Tony and benefiting from his financial and operational expertise as we focus on returning Newell Brands to profitable and sustainable growth, while creating value for all our stakeholders.”

Mr. Terry brings extensive experience in financial analysis, strategic planning and operations to the Newell Brands Board. He spent over 26 years at Marriott Vacations Worldwide Corporation and prior to becoming the company’s CFO, Mr. Terry held a variety of leadership roles in accounting, finance, inventory optimization and strategic planning. Before joining Marriott Vacations Worldwide Corporation, Mr. Terry served as a senior auditor at The Walt Disney Company and an audit senior at Arthur Andersen LLP. Mr. Terry currently serves on the Board of Directors of Phillips Edison & Company and is a member of the Advisory Committee for the Department of Finance at the University of Central Florida.

Mr. Terry holds a B.S. in Accounting from Florida State University. He has attended the Wharton Business School Executive Development Program, Marriott International Lodging Leadership and Executive Education Program, and the Dr. Michael Hammer Reengineering Certification Program.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000

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